EXHIBIT 24

POWER OF ATTORNEY

    The undersigned hereby appoints Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, or any of them, his true and lawful attorney-in fact and agent to execute for and on behalf of the undersigned all Forms 3, 4 and 5 required to be filed under Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder as a result of the undersigned's beneficial ownership of, or participation in a group with respect to, securities directly or indirectly beneficially owned by Ramius Capital Group, L.L.C. or any of its affiliates, of The Pep Boys - Manny, Moe and Jack, and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, or any of them, under this Power of Attorney shall remain in full force and effect with respect to the undersigned until the undersigned is no longer required to file Forms 3, 4, and 5 unless revoked earlier in writing.

Date: August 31, 2006

                                     /s/ Peter A. Cohen
                                    Peter A. Cohen

                                     /s/ Morgan B. Stark
                                    Morgan B. Stark

                                     /s/ Jeffrey M. Solomon
                                    Jeffrey M. Solomon

                                     /s/ Thomas W. Strauss
                                    Thomas W. Strauss